Exhibit 99.1

                             TRIM HOLDING GROUP
                         (formerly TNT Designs, Inc.)

Part I  FINANCIAL STATEMENTS

        Item 1  Condensed Financial Statements

        Condensed Balance Sheets
        March 31, 2010 (unaudited) and December 31, 2009                F-1

        Condensed Statements of Operations (unaudited) for the
        three months ended March 31, 2010 and 2009 and for the
        period from February 17, 2004 (inception) to March 31, 2010     F-2

        Condensed Statements of Cash Flows (unaudited) for the
        three months ended March 31, 2010 and 2009 and for the
        period from Februrary 17, 2004 (inception) to March 31, 2010    F-3

        Notes to Condensed Financial Statements (unaudited)             F-4


                               TRIM HOLDING GROUP
                          (formerly TNT Designs, Inc.)
                          (A Development Stage Company)
                            CONDENSED BALANCE SHEETS

                                    ASSETS

                                                        March 31,  December 31,
                                                          2010        2009
                                                       (unaudited)

Current Assets:
  Cash                                                $      8,950 $     29,289
  Prepaid expense                                            7,000        8,000
    Total Current Assets                                    15,950       37,289

Other Assets:
  Deferred stock offering expenses                          32,842       32,842
  Patent, net of amortization                           11,946,188   12,252,500
    Total Other Assets                                  11,979,030   12,285,342

TOTAL ASSETS                                          $ 11,994,980 $ 12,322,631

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable                                    $     36,285 $     58,415
  Due to stockholder/officer                                65,625            -
    Total Current Liabilities                              101,910       58,415

Commitments and Contingencies                                    -            -

Stockholders' Equity (Deficit):
  Preferred stock, series 1, class P-1 par value $8.75;
    25,000,000 shares authorized; 22,000 issued and
    outstanding on March 31, 2010 and December 31, 2009    192,500      192,500
  Preferred stock, series 1, class P-2 par value $7.00;
    75,000,000 shares authorized; 3,750,000 issued and
    outstanding on March 31, 2010 and December 31, 2009,
    net of discount                                     12,252,500   12,252,500
  Common stock par value $0.0001; 400,000,000 shares
    authorized; 2,262,500 issued and outstanding on
    March 31, 2010 and December 31, 2009                       226          226
  Additional paid-in capital                               139,182      139,182
  Deficit accumulated during development stage            (691,338)    (320,192)
    Total Stockholders' Equity (Deficit)                11,893,070   12,264,216

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $ 11,994,980 $ 12,322,631

The accompanying notes are an integral part of these condensed financial statements.

                                     F-1

                              TRIM HOLDING GROUP
                          (formerly TNT Designs, Inc.)
                         (A Development Stage Company)
                       CONDENSED STATEMENTS OF OPERATIONS
                                 (UNAUDITED)

                                                               February 17,
                                                                   2004
                                       For Three Months Ended (Inception) to
                                       March 31,    March 31,    March 31,
                                         2010         2009         2010

Sales                                 $         -  $         -  $    42,021
Cost of Goods Sold                              -            -       36,419
  Gross Profit                                  -            -        5,602

Operating Expenses:
  General and administrative expenses     371,146       23,023      696,940
    Total Operating Expenses              371,146       23,023      696,940

Net Loss                              $  (371,146) $   (23,023) $  (691,338)

Net Loss Per Share:
  Basic and Diluted                   $     (0.16) $     (0.01) $     (0.31)

Weighted Average Shares
  Outstanding Basic and Diluted         2,262,500    2,292,500    2,254,628

The accompanying notes are an integral part of these condensed financial statements.

                                      F-2

                               TRIM HOLDING GROUP
                          (formerly TNT Designs, Inc.)
                          (A Development Stage Company)
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                    February 17,
                                                                       2004
                                              Three Months Ended  (Inception) to
                                              March 31,   March 31,   March 31,
                                                 2010        2009        2010

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Loss                                   $ (371,146) $  (23,023) $ (691,338)
  Adjustments to reconcile net loss to net cash
    (used in) operating activities:
      Common Stock issued for services                -           -      10,000
      Amortization expense                      306,312           -     306,312
      Changes in assets and liabilities:
        Prepaid expenses                          1,000           -      (7,000)
        Accounts payable and accrued expenses   (22,130)     22,685      75,762
        Net Cash Used in Operating Activities   (85,964)       (338)   (306,264)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of common stock                                -           -      19,450
  Net advances from stockholder/officer          65,625           -     328,606
  Deferred stock offering expenses                    -           -     (32,842)
    Net Cash Provided by Financing Activities    65,625           -     315,214


NET CHANGE IN CASH AND CASH EQUIVALENTS         (20,339)       (338)      8,950

CASH AND CASH EQUIVALENTS:
  Beginning of the Period                        29,289         843           -

  End of the Period                          $    8,950  $      505  $    8,950

The accompanying notes are an integral part of these condensed financial statements.

                                      F-3

                               TRIM HOLDING GROUP
                          (formerly TNT Designs, Inc.)
                          (A Development Stage Company)
                        MARCH 31, 2010 AND MARCH 31, 2009
                     NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS

Trim Holding Group (formerly TNT Designs, Inc.) (the "Company") was incorporated on February 17, 2004 in the state of Delaware. A substantial part of the Company's activities were involved in developing a business plan to market and distribute scarves, handbags and other products.

On June 16, 2009, the majority interest in the Company was purchased in a private agreement by Louis Bertoli, an individual, with the objective to acquire and/or merge with other businesses. At March 31, 2010, the Company had not yet commenced operations. Expenses incurred from February 17, 2004 (date of inception) through March 31, 2010 relate to the Company's formation and general administrative activities.

On October 7, 2009, the Company merged with and into Trim Nevada, Inc., which became the surviving corporation. The merger will not result in any change in the Company's management, assets, liabilities, net worth or location of principal executive offices. However, this merger changed the legal domicile from Delaware to Nevada where Trim Nevada, Inc. was incorporated. Each outstanding share of TNT Designs, Inc. were automatically converted into one share of the common stock of Trim Nevada, Inc.

Pursuant to the merger, the Company changed its name from TNT Designs, Inc. to Trim Holding Group and announced the change in the Company's business focus to health care and environmental quality sectors.

The Company, based on proposed business activities, is a "blank check" company. The Securities and Exchange Commission defines such a Company as "a development stage company" when it has no specific business plan or purpose, or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and is issued 'penny stock,' as defined in Rule 3a 51-1 under the Securities Exchange Act of 1934. Many states have enacted statutes, rules and regulations limiting the sale of securities of "blank check" companies in their respective jurisdictions. Management does not intend to undertake any efforts to cause a market to develop in its securities, either debt or equity, until the Company concludes a business combination.

The Company was acquired as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly held corporation and, to a lesser extent that desires to employ the Company's funds in its business. The Company's principal business objective for the next twelve (12) months, and beyond such time, will be to achieve long-term growth potential through a combination with a business rather than immediate, short-term earnings. The Company will not restrict its potential candidate target companies to any specific business, industry or geographical location and, thus, may acquire any type of business. The analysis of new business opportunities will be undertaken by or under the supervision of the officers and directors of the Company.

NOTE 2 - BASIS OF PRESENTATION

The accompanying Unaudited Condensed Financial Statements ("Financial Statements") have been prepared by management in accordance with U.S. generally accepted accounting principles ("GAAP") for interim financial information and applicable rules and regulations of the Securities and Exchange Commission (the "SEC"). Accordingly, they do not include all of the information and disclosures required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments, consisting principally of normal recurring adjustments, considered necessary for a fair statement of the financial position, results of operations and cash flows for the interim periods presented have been included. These financial statements should be read in conjunction with the Company's audited financial statements and accompanying notes for the year ended December 31, 2009, included in our Annual Report on Form 10-K filed with the SEC on April 15, 2010. Additionally, our operating results for the three

                                      F-4

                               TRIM HOLDING GROUP
                          (formerly TNT Designs, Inc.)
                          (A Development Stage Company)
                        MARCH 31, 2010 AND MARCH 31, 2009
                     NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 2 - BASIS OF PRESENTATION (continued)

months ended March 31, 2010 are not necessarily indicative of the results that can be expected for the year ending December 31, 2010, or for any other period.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company
The Company is a development stage company. The Company is still devoting substantially all of its efforts on establishing the business and its planned principal operations have not commenced. All losses accumulated, since inception, have been considered as part of the Company's development stage activities.

Use of Estimates
The preparation of financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management evaluates these estimates and assumptions on a regular basis. Actual results could differ from these estimates.

Cash Equivalents
The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Patents
It is the Company's policy to capitalize the costs associated with securing a patent. The patents will be carried at cost less accumulated amortization, which is calculated on a straight-line basis over a period of 10 years, which is estimated as the asset's useful life. Accumulated amortization as of March 31, 2010 was $306,312 and December 31, 2009 was $0.

Long-lived Assets
Long-lived assets are evaluated for impairment when events occur or circumstances indicate that the remaining estimated useful lives may warrant revision or that the remaining balances may not be recoverable. When this occurs, an estimate of undiscounted cash flows is used to determine if the remaining balances are recoverable.

Income Taxes
The Company accounts for income taxes under the asset and liability method, where deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

At March 31, 2010, there were no uncertain tax positions that require accrual.

Net Loss per Share
Basic loss per share is computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period. Diluted loss per share is computed by dividing net income, or loss, by the weighted average number of shares of common stock outstanding for the period and the number of shares of common stock into which the preferred stock is convertible. Using the if-converted method, Series P-1 converts at 1.25-to-1 and Series P-2 converts 1-to-1.

                                      F-5

                               TRIM HOLDING GROUP
                          (formerly TNT Designs, Inc.)
                          (A Development Stage Company)
                        MARCH 31, 2010 AND MARCH 31, 2009
                     NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES (continued)

As of March 31, 2010 and December 31, 2009, basic and diluted loss per share was the same as there were no outstanding instruments having a dilutive effect.

Recently Issued Accounting Pronouncements
In January 2010, the Financial Accounting Standards Board ("FASB") issued
ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820):
Improving Disclosures about Fair Value Measurements ("ASU 2010-06").
ASU 2010-06 requires some new disclosures and clarifies some existing disclosure requirements about fair value measurement as set forth in Codification Subtopic 820-10. ASU 2010-06 amends Codification Subtopic
820-10 to now require (1) a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; (2) in the reconciliation for fair value measurements using significant unobservable inputs, a reporting entity should present separately information about purchases, sales, issuances, and settlements; and (3) a reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU No. 2010-06 did not have a material impact on the Company's financial position or results of operations.

NOTE 4 - PATENTS

On December 31, 2009, the Company entered into a patent agreement with Allkey, Ltd. to obtain the full and exclusive right, title and interest in patents for a personal massaging device. Affiliates of Chief Executive Officer, majority shareholder and director, Louis Bertoli, own a minority interest of Allkey, Ltd. The patents purchased are for the United States, Canada and Mexico. In consideration for such patent rights, the Company issued 3,750,000 shares of Class P-2 preferred stock (each USD $7.00 par value) of the Company. Additionally, the Company acquired the option to acquire the exclusive patent rights in 46 other countries.

The Company has the right to repurchase some or all of the shares for USD $7.00 per share ($26,250,000 for all the Class P-2 preferred shares) on or before December 31, 2012. If the Company chooses not to repurchase the shares by such date, Allkey, Ltd. has the right to sell the shares to a third-party, subject to the Company's right of first refusal. If the proceeds from such third-party sale are less than USD $26,250,000, then the Company is obligated to pay the difference to Allkey, Ltd.

The patent rights and preferred stock issued were recorded at their estimated fair value as determined using the "relief from royalty" valuation model that takes into account, among other items, projected future revenue of products covered by the patent rights, an assumed royalty rate that the Company would pay if it had licensed the technology covered by the patents, and an appropriate discount rate based on the Company's estimated cost of capital. The initial fair value of the patent rights was determined to be $12,252,500 at December 31, 2009. As a result, the Class P-2 preferred stock has been recorded net of a discount of $13,997,500 to its par value of USD $7.00 per share as of March 31, 2010 and December 31, 2009.

                                      F-6

                               TRIM HOLDING GROUP
                          (formerly TNT Designs, Inc.)
                          (A Development Stage Company)
                        MARCH 31, 2010 AND MARCH 31, 2009
                     NOTES TO CONDENSED FINANCIAL STATEMENTS

NOTE 5 - RELATED PARTY TRANSACTIONS

The current majority shareholder loaned the Company $65,625 during the three months ended March 31, 2010 to be used for working capital. These advances are unsecured, non-interest bearing and due on demand.

22,000 shares of Series 1, Class P-1 Preferred Stock (par value $8.75 per share) have been issued to Louis Bertoli (director and officer of the Company). Balance of Series 1, Class P-1 Preferred Stock issued and outstanding to Officer as of March 31, 2010 and December 31, 2009 was $192,500.

On July 20, 2009, the Company entered into a two-year consulting agreement with Amersey Investment Holding LLC (affiliated party). The affiliated party will provide office space, office identity and assist the Company with corporate, financial, administrative and management records. During 3 months ended March 31, 2010, the Company incurred expenses of $15,000 in relation to these services.

As of March 31, 2010, the Company had prepaid expenses from this affiliated party for administrative services of $7,000 which is included on the Balance Sheet as Prepaid expenses.

A patent was purchased December 31, 2009 from a related party, as described in detail in Note 4.

NOTE 6 - SUBSEQUENT EVENTS

The Company has performed a review of events subsequent to the balance sheet date.

                                      F-7